Exhibit 10(b)

Deloitte & Touche LLP - Form 2215S (2-06)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 5 to Registration Statement Nos. 811-09619 and 333-115215 of Standard Insurance Company Separate Account C on Form N-4 of our reports dated April 26, 2007, relating to the consolidated balance sheets of Standard Insurance Company and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption, on December 31, 2006, of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans) as of December 31, 2006 and 2005, and the related consolidated statements of income and comprehensive income, changes in shareholder’s equity, and cash flows for each of the three years in the period ended December 31, 2006; and to the statement of assets and liabilities of Standard Insurance Company Separate Account C as of December 31, 2006, its related statement of operations for the year then ended and its related statements of changes in net assets for the years ended December 31, 2006 and 2005, appearing in this Form N-4, and to the reference to us under the heading “Independent Registered Public Accounting Firm” in this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Portland, Oregon
November 29, 2007